Exhibit 4.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ATP OIL & GAS CORPORATION.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, ATP Oil & Gas Corporation, a Texas corporation, hereby adopts these Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is ATP Oil & Gas Corporation.

ARTICLE TWO

Paragraphs F.1. and Paragraphs K. of each of (i) the Statement of Resolutions establishing the 13 1/2% Series A Cumulative Perpetual Preferred Stock of ATP Oil & Gas Corporation (“Series A Preferred Stock”) filed in the Office of the Secretary of State of the State of Texas, Corporations Section, on August 3, 2005 (the “A Statement”) and (ii) the Statement of Resolutions establishing the 12 1/2% Series B Cumulative Perpetual Preferred Stock of ATP Oil & Gas Corporation (“Series B Preferred Stock”) filed in the Office of the Secretary of State of the State of Texas, Corporations Section, on March 20, 2006 (the “B Statement”) of the corporation’s articles of incorporation are hereby amended in their entirety to read as follows:

(a) As to Paragraph F.1. of the A Statement,

“F REDEMPTION.

1. Each share of the Series A Preferred Stock may be redeemed (subject to the legal availability of funds therefor) at any time or from time to time, in whole or in part, at the option of the Corporation, upon not less than five nor more than 60 Business Days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices in cash (expressed as percentages of the Liquidation Preference on the redemption date as set forth herein) plus, to the extent not deemed paid by adjustment to the Accumulated Amount, accrued and unpaid dividends, if any, to the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive dividends due on the relevant Dividend Payment Date) if redeemed during the following periods:

Period	Redemption Price
From February 3, 2006 to August 2, 2006	103.0%
From August 3, 2006 to February 2, 2007	102.5%
From February 3, 2007 to February 2, 2008	102.0%
From February 3, 2008 to February 2, 2009	101.0%
From February 3, 2009 and thereafter	100.0%”

(b) As to Paragraph K. of the A Statement,

“K. [INTENTIONALLY DELETED IN ITS ENTIRETY]”

(c) As to Paragraph F.1. of the B Statement,

“F. REDEMPTION.

1. Each share of the Series B Preferred Stock may be redeemed (subject to the legal availability of funds therefor) at any time or from time to time, in whole or in part, at the option of the Corporation, upon not less than five nor more than 60 Business Days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices in cash (expressed as percentages of the Series B Liquidation Preference on the redemption date as set forth herein) plus, to the extent not deemed paid by adjustment to the Accumulated Amount-Series B, accrued and unpaid dividends, if any, to the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive dividends due on the relevant Dividend Payment Date) if redeemed during the following periods:

Period	Redemption Price
From the Series B Issue Date to August 2, 2006	103.0%
From August 3, 2006 to February 2, 2007	102.5%
From February 3, 2007 to February 2, 2008	102.0%
From February 3, 2008 to February 2, 2009	101.0%
From February 3, 2009 and thereafter	100.0%”

(d) As to Paragraph K. of the B Statement,

“K. [INTENTIONALLY DELETED IN ITS ENTIRETY]”.

ARTICLE THREE

The foregoing amendments have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation.

IN WITNESS WHEREOF, the undersigned duly authorized officer has hereunto set his hand as of November 22, 2006.

/s/ T. Paul Bulmahn
T. Paul Bulmahn
President

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